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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:   January 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                    Director         X   10% Owner
Gary Magness, c/o Raymond L. Sutton            Liberty Media Corporation; L; LMC.B; LMC.RT     ----                 ----
---------------------------------------------------------------------------------------------      Officer (give         Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year              below)    below
                                                Person (Voluntary)                            -----------------  ------------------
Baker & Hostetler LLP, 303 East 17th Avenue,
Suite 1100                                                                  11/22/02
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
     Denver,       Co.             80203                                                         Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-  2A. Deemed  3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)            action   Execution     action        or Disposed of (D)            Securities       ship        of In-
                         Date     Date, if      Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                  any          (Instr. 8)                                   Owned            Direct      Bene-
                        (Month/  (Month/                                                    Following        (D) or      ficial
                         Day/     Day/      -------------------------------------------     Reported         Indirect    Owner-
                         Year)    Year)                               (A) or                Transactions(s)  (I)         ship
                                            Code    V       Amount    (D)     Price        (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                             and 4)
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Series A Common Stock    11/22/02            S             2,000,000   D     $ 10.44        24,332,912        I           (1)(4)
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Series A Common Stock    11/22/02            S               622,574   D     $ 10.44         6,499,894        I           (2)(4)
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Series A Common Stock    11/22/02            S                27,840   D     $ 10.44         1,016,152        I           (3)(4)
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                            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (E.G., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative      2. Conver-   3. Trans-  3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
    Security                   sion or      action   Execution      tion Code     ative Securities Ac-     cisable and Ex-
   (Instr. 3)                  Exercise     Date     Date, if       (Instr. 8)    quired (A) or Dis-       piration Date
                               Price of    (Month/   any                          posed of (D)             (Month/Day/
                               Deriv-       Day/      (Month/                     (Instr. 3, 4, and 5)     Year)
                               ative        Year)      Day/
                               Security                Year)

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Subscription Rights             $6.00       11/22/02            S                       1,034,260    10/31/02  12/02/02
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7. Title and Amount of Under-       8. Price   9. Number      10. Owner-     11. Nature
   lying Securities                    of         of Deriv-       ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative           Form           direct
                                       ative      Securi-         of De-         Bene-
                                       Secur-     ties            rivative       ficial
                                       ity        Bene-           Secu-          Own-
                                       (Instr.    ficially        rities:        ership
                                       5)         Owned           Direct         (Instr. 4)
                                                  Following       (D) or
                     Amount or                    Reported        Indirect
       Title         Number of                    Transactions(s) (I)
                     Shares                       (Instr. 4)      (Instr. 4)
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Series A common stock  1,034,260      $ 4.38      2,853,061         I             (1)(4)
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Explanation of Responses:

(1) As the co-personal representative of the Estate of Bob Magness.
(2) By Magness Securities, LLC.
(3) By Magness FT Investment Company, LLC.
(4) Pursuant to General Instruction 4(b)(iv) to Form 4, the Reporting Person is reporting sales and ownership of shares held by Magness Securities, LLC and Magness FT Investment Company, LLC.  However, since the Reporting Person only holds a 33% membership interest in Magness Securities, LLC and a 50% interest in Magness FT Investment Company, LLC, the Reporting Person disclaims beneficial ownership in such shares sold and held except to the extent of his pecuniary interest therein. As co-personal representative of the Estate of Bob Magness the reporting person is reporting sales and ownership of shares and subscription rights held by the Estate of Bob Magness. The Reporting
Person disclaims beneficial ownership in such shares and rights sold and held by the Estate of Bob Magness except to the extent of his pecuniary interest therein.


                           /s/ Raymond L. Sutton            11/25/02
                     -----------------------------------  -----------
                       Raymond L. Sutton as Attorney-in-Fact for
                         Gary  Magness
                       **Signature of Reporting Person       Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than on reporting person, SEE Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
          SEE Instruction 6 for procedure.


HTTP://WWW.SEC.GOV/DIVISIONS/CORPFIN/FORMS/FORM4.HTM
LAST UPDATE: 09/05/2002

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